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                                                                    EXHIBIT 99.2
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                                                           February 27, 2002

Dear Millipore Stockholder:

It is a pleasure to welcome you as a stockholder of Mykrolis Corporation ("Mykrolis") through the spin-off by Millipore Corporation ("Millipore") of its
82.3 percent interest in Mykrolis. Enclosed with this letter is a confirmation statement documenting the distribution to you of .6768132 Mykrolis shares for each Millipore share that you held on February 13, 2002. Mykrolis is now a fully independent company with over 39 million shares outstanding; we are traded on the NYSE under the symbol "MYK".

Mykrolis is a worldwide developer, manufacturer and supplier of liquid and gas delivery systems, components and consumables used to precisely measure, deliver, control and purify the process liquids, gases and chemicals that are used in the semiconductor manufacturing process. In addition, our products are used to manufacture a range of other products, such as flat panel displays, high purity chemicals, and fiber optic cables. Mykrolis products include membrane and metal based filters, housings, precision liquid dispense filtration pumps, resin based gas purifiers and mass flow and pressure controllers. Our products are used by customers in manufacturing operations to remove contaminants in liquid and gas processes, to purify liquids and gases, to measure and control flow rates and to control and monitor pressure and vacuum levels during the manufacturing process. We sell our products worldwide through a direct sales force and through distributors in selected regions. The spin-off of Mykrolis will allow us to focus on our customer base with the objective of adding product offerings, maintaining our technology leadership and growing our market share in a manner that was not possible when we were a part of Millipore.

We have filed our Annual Report on Form 10-K for the year ended December 31, 2001 with the Securities and Exchange Commission; this report as well as our other filings with the SEC are available on the SEC's EDGAR database that can be reached through www.sec.gov. We expect to mail our Annual Report to Shareholders for fiscal year 2001 along with the Proxy Statement for our Annual Meeting by March 20, 2002. Our Annual Meeting will be held on Friday April 26, 2002. For more information on Mykrolis, please visit our web site at www.mykrolis.com. In addition, our Chief Financial Officer, Bertrand Loy [(781) 533-5335], is the primary contact for investor relations matters.

We are optimistic about the long-term prospects for Mykrolis growth and success. Our demonstrated industry leadership, our impressive ability to innovate, our leading applications knowledge and support, our comprehensive breadth of product lines and our global presence provide a strong foundation upon which your management intends to build. As we have done for the past 25 years as a part of Millipore, we will continue as an independent company to provide enabling technology that improves our semiconductor and other customers' manufacturing processes. In short, your management will pursue the Mykrolis core vision: to enable the processes that enable the future.


                                            Very truly yours,

                                            /s/ C. William Zadel
                                            -------------------------
                                            C. William Zadel
                                            Chairman and Chief Executive Officer